FOR IMMEDIATE RELEASE                                             EXHIBIT 99.1

NATIONSBANK SECOND QUARTER EARNINGS UP SEVEN PERCENT

CHARLOTTE NC, July 17, 1995 -- NationsBank Corporation today reported second quarter 1995 net income of $467 million, a seven-percent increase over the $437 million earned in the second quarter of 1994. Earnings per common share for the second quarter of 1995 rose eight percent to $1.71, compared to $1.58 per share in the second quarter 1994. Return on average common shareholders' equity was 16.7 percent for the current quarter.

"This quarter demonstrates the significant earnings power of our company," said Hugh McColl, chairman and chief executive officer. "Our market position in growth regions and our focus on meeting customer needs have generated increased loan volumes and expanded fee income. We are proud to have achieved this revenue growth with only a modest increase in expenses. Our ongoing cost control efforts have resulted in a noteworthy improvement in our operating efficiency. Results this quarter also benefited from recent common share repurchases, which we view as an attractive use of shareholder capital."

Average loans and leases of $108 billion in the second quarter of 1995 were 17 percent greater than year-earlier levels. This growth was led by increases in both consumer, primarily residential mortgages, and commercial lending. Average loans and leases grew $4.1 billion during the second quarter, a 16-percent annualized rate, compared to the first quarter of 1995.

This loan growth led to a $28-million increase in taxable-equivalent net interest income to $1.37 billion in the second quarter of 1995, compared to the year-ago quarter. The net interest yield for the second quarter of 1995 was
3.19 percent, down from a yield of 3.70 percent a year ago. The decline in the net interest yield was driven by a number of factors including the compression of spreads in the discretionary portfolios, the addition of low spread trading-related assets and the funding of incremental loan growth largely with wholesale funds.
                                      -1-
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Average deposits in this year's second quarter were $100.6 billion versus $91.4 billion in the year-ago quarter. Core customer-based deposits of $83.9 billion in the most recent quarter made up 83 percent of total average deposits.

Noninterest income rose 16 percent to $730 million in the second quarter of 1995, compared to the year-ago quarter, driven by growth in deposit fees, investment banking fees, acquisition-related mortgage servicing fees and miscellaneous other income.

Noninterest expense of $1.29 billion was flat in the second quarter of 1995, compared to the first quarter of 1995. Compared to the second quarter of 1994, noninterest expense increased five percent, however the efficiency ratio improved 87 basis points to 61.5 percent. Investment in personnel, particularly in the Capital Markets and Financial Products areas, increased equipment expense, and additional spending on marketing programs accounted for most of the expense increase.

Total nonperforming assets fell by $322 million, or 23 percent, versus levels at June 30, 1994. Total nonperforming assets stood at $1.10 billion on June 30, 1995, or .99 percent of net loans, leases and factored receivables, and other real estate owned. This compared to nonperforming assets of $1.42 billion on June 30, 1994, or 1.48 percent of net levels.

Net charge-offs were $83 million, or .31 percent of average net loans, leases and factored receivables, in the most recent quarter, versus $64 million, or
 .27 percent of average levels, in last year's second quarter. The allowance for credit losses totaled $2.16 billion at June 30, 1995 and equaled 1.95 percent of net loans, leases and factored receivables. The allowance represented 239 percent of nonperforming loans at June 30, 1995, versus 234 percent at June 30, 1994.

Provision expense in the second quarter of 1995 was $70 million, the same level as one year ago. Other real estate owned expense was $1 million in the second quarter of 1995, compared to a net recovery of $3 million in the year-ago quarter.
                                      -2-
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Total shareholders' equity rose 10 percent from year-ago levels to $11.5 billion on June 30, 1995. This represented 6.25 percent of period-end assets. Book value per common share increased 12.5 percent to $42.49 on June 30, 1995, compared to June 30, 1994. Common shares outstanding at June 30, 1995 were
269.8 million compared to 276.5 million one year ago and down approximately six million shares from 275.4 million shares at March 31, 1995, due to common share
repurchases.   Total market capitalization was $14.5 billion at June 30, 1995.
Quarterly common dividends paid per share increased nine percent in the second quarter to $.50 from $.46 per share in the second quarter of 1994.

Tier 1 and total risk-based capital ratios of 7.03 percent and 10.90 percent, respectively, and a leverage ratio of 5.65 percent all compared favorably with regulatory guidelines at June 30, 1995.

NationsBank Corporation is a bank holding company that provides financial products and services nationally and internationally to individuals, businesses, corporations, institutional investors and government agencies. Headquartered in Charlotte, N.C., NationsBank has a retail banking franchise in nine states and the District of Columbia. As of June 30, 1995, NationsBank had total assets of $184 billion.
                                      -3-
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
NATIONSBANK CORPORATION FINANCIAL HIGHLIGHTS

                                        THREE MONTHS       SIX MONTHS
                                       ENDED JUNE 30      ENDED JUNE 30
                                       1995      1994     1995     1994
    FINANCIAL SUMMARY
    (In millions except per-share data)

    Net income                         $467      $437     $910     $854
     Earnings per common share         1.71      1.58     3.31     3.10
     Fully diluted earnings
      per common share                 1.70      1.57     3.28     3.07
    Average common shares issued    271.717   275.020  274.053  273.492
    Average fully diluted common
     shares issued                  275.431   279.127  277.788  277.497
    Price per share of common
     stock at period end            $53 5/8   $51 3/8  $53 5/8  $51 3/8
    Common dividends paid               136       126      274      253
    Common dividends paid per share     .50       .46     1.00      .92
    Preferred dividends paid              2         2        4        5

    EARNINGS SUMMARY (Taxable-equivalent in millions)

    Net interest income              $1,367    $1,339   $2,702   $2,649
    Provision for credit losses         (70)      (70)    (140)    (170)
    Gains on sales of securities          4         5        5       19
    Noninterest income                  730       629    1,456    1,309
    Other real estate owned expense      (1)        3       (3)      (2)
    Noninterest expense              (1,288)   (1,228)  (2,576)  (2,447)

    Income before income taxes          742       678    1,444    1,358
    Income taxes - including
     FTE adjustment*                   (275)     (241)    (534)    (504)
     Net income                        $467      $437     $910     $854

    *FTE adjustment                     $31       $22      $59      $44

    AVERAGE BALANCE SHEET SUMMARY (In billions)

    Loans and leases, net          $107.924   $92.605  $105.886  $92.109
    Securities held for investment   17.457    14.009    17.552   13.365
    Securities available for sale    10.730    14.829     9.238   14.688
    Total securities                 28.187    28.838    26.790   28.053
    Earning assets                  171.942   145.091   165.083  144.416
    Total assets                    194.302   161.989   185.955  161.643
    Noninterest-bearing deposits     21.077    20.241    20.533   20.070
    Interest-bearing deposits        79.492    71.117    79.397   70.741
    Total deposits                  100.569    91.358    99.930   90.811
    Shareholders' equity             11.213    10.272    11.202   10.177
    Common shareholders' equity      11.180    10.247    11.169   10.109


    OTHER FINANCIAL DATA

    Net interest yield                 3.19%     3.70%    3.30%    3.69%
    Return on average assets            .96      1.08      .99     1.07
    Return on average common
     shareholders' equity             16.69     17.04    16.36    16.93
    Gross charge-offs (in millions)    $140      $117     $274     $263
    Net charge-offs (in millions)        83        64      166      154
     % of average loans, leases and
     factored accounts receivable, net  .31%      .27%     .31%     .33%

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
                                                        JUNE 30
                                                    1995       1994
    BALANCE SHEET SUMMARY (In billions)

    Loans and leases, net                        $109.802   $94.622
    Securities held for investment                 14.452    14.026
    Securities available for sale                  12.563    14.376
    Total securities                               27.015    28.402
    Factored accounts receivable                    1.121     1.056
    Mortgage servicing rights                        .667      .108
    Goodwill, core deposit and
      other intangibles                             1.483     1.299
    Total assets                                  184.188   164.398
    Noninterest-bearing deposits                   22.098    20.447
    Interest-bearing deposits                      78.508    71.797
    Total deposits                                100.606    92.244
    Shareholders' equity                           11.504    10.473
    Common shareholders' equity                    11.465    10.443
     Per common share (not in billions)             42.49     37.77

    RISK-BASED CAPITAL
     Tier 1 capital                                $9.804     $9.237
     Tier 1 capital ratio                           7.03%      7.63%
     Total capital                                $15.205    $14.013
     Total capital ratio                           10.90%     11.57%

    Leverage ratio                                  5.65%      6.38%

    Common shares issued (in millions)            269.812    276.517

    Allowance for credit losses                    $2.164     $2.196
    Allowance as % of net loans, leases
     and factored accounts receivable                1.95%      2.30%
    Allowance for credit losses
     as % of nonperforming loans                   239.09     234.48
    Nonperforming loans                             $.905      $.936
    Nonperforming assets                            1.099      1.421
    Nonperforming assets as % of:
     Total assets                                    .60%       .86%
     Net loans, leases, factored accounts
      receivable and other real estate owned         .99       1.48


    OTHER DATA

    Full-time equivalent headcount                 59,633     59,127
    Banking centers                                 1,855      1,915

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
BUSINESS UNIT RESULTS - Three months ended June 30, 1995
(in millions)

                                              Return on    Average Loans
                  Total Revenue   Net Income    Equity     and Leases, net

General Bank      $1,447    69%   $290    62%      19%      $67,045   62%
Global Finance       505    24     143    31       15        34,216   32
Financial Services   142     7      30     6       13         7,152    7